Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711
For Immediate Release: July 31, 2009 - 10:00 a.m.

Acquisition Costs, FDIC Insurance and Impairment Charges Impact
Chemung Financial's 2nd Quarter/First Half Earnings

Chemung Financial Corporation today reported second quarter 2009 unaudited net income of $695 thousand compared to $2.272 million in the second quarter of 2008. Earnings per share for the quarter totaled $0.19 as compared with $0.63 a year ago.

Net income for the first half of 2009 totaled $2.429 million vs. $4.414 million last year, with earnings per share down from $1.23 to $0.67 per share.

In a prepared statement released this morning, Ronald M. Bentley, President & CEO, stated:

"Both our second quarter and first half earnings were significantly affected by one-time acquisition costs related to the Corporation's acquisition of Canton Bancorp, Inc. in May of this year, as well as the recognition of an FDIC special assessment imposed on all FDIC insured financial institutions and impairment charges on trust preferred securities. Second quarter and year-to-date one-time acquisition costs totaled approximately $1.1 million and $1.2 million, respectively, with the second quarter FDIC special assessment totaling $440 thousand. Second quarter and year-to date earnings have also been impacted by other-than-temporary impairment ("OTTI") write-downs of trust preferred securities pools carried in the Corporation's investment portfolio totaling $796 thousand and $952 thousand, respectively. The negative after-tax impact of the above items totaled approximately $1.462 million or $0.41 per share in the second quarter and $1.613 million or $0.45 per share year-to-date.

Compared to the corresponding period in 2008, second quarter net interest income rose 9.7% to $8.289 million, while the net interest margin increased 3 basis points to 4.00%. This improvement was due to a $64.9 million increase in average earning assets and an 81 basis point decline in the average cost of interest bearing liabilities, partially offset by a 59 basis point decrease in the average yield on earning assets.

A $150 thousand increase in the second quarter provision for loan losses as compared to the second quarter of 2008 was principally due to higher net consumer loan charge-off's, and reflects management's assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, the current weakness in the economy, overall credit quality and loan growth.

Second quarter non-interest income, excluding the above mentioned OTTI write-downs, was $66 thousand higher than last year due principally to higher Trust and Investment Center fee income, partially offset by a decrease in revenue from credit card merchant processing, as this business was sold during the fourth quarter of 2008.

Excluding the above mentioned one-time costs associated with the Canton Bancorp, Inc. acquisition and FDIC special assessment, second quarter other operating expenses increased $834 thousand or 10.0%. This increase was primarily due to higher pension and health insurance costs, as well as increases in regular quarterly FDIC assessments and compensation expenses, offset by a decrease in processing costs related to the sale of the credit card merchant processing business.

Net interest income for the first six months of this year was $1.389 million or 9.5% higher than last year, while the net interest margin was down 1 basis point to 3.97%. The increase in net interest income is attributed to a $75.6 million increase in average earning assets and a 92 basis point decrease in the cost of interest bearing liabilities, partially offset by a 72 basis point decrease in the average yield on earning assets.

For the reasons noted above, the provision for loan losses was $375 thousand higher than the amount expensed during the first six months of 2008.

Year-to-date non-interest income, excluding the aforementioned OTTI write-downs, was down approximately $285 thousand due principally to a decrease in revenue associated with the sale of the credit card merchant processing business last October, partially offset by higher Trust and Investment Center fee income.

Similar to the second quarter results, and for reasons noted above, year-to-date operating expenses, excluding one-time acquisition costs and the FDIC special assessment, increased $1.374 million or 8.2%.

Due in large part to the Canton Bancorp, Inc. acquisition, as well as organic growth, total assets have increased $112.4 million or 13.4% since year-end 2008 to $950.7 million, with total loans and deposits increasing $49.8 million and $122.8 million, respectively. Capital at June 30, 2009 totaled $83.8 million.

When you strip out one-time, non-recurring items, the FDIC special assessment and impairment charges we are essentially where we expected to be. The Canton acquisition, exclusive of one-time acquisition related costs, was, as projected, immediately accretive to earnings, contributing over $100 thousand in pre-tax income in June (the first month of absorption).

With a sluggish economy, higher unemployment levels and the potential for increased FDIC premiums as more banks fail, we expected this to be a challenging environment for the banking industry. Nonetheless, our disciplined underwriting and conservative business model have prepared us well for these times. Credit quality remains satisfactory, our allowance for loan losses remains at a healthy level and capital exceeds all levels to be considered well-capitalized by regulators. We are well positioned for the future."

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company for Chemung Canal Trust Company, a full service community bank with full trust powers, which was established in 1833. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance. CFS Group, Inc. was founded in 2001.

**************************************

The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.

-- 30 --